                                                                    Exhibit 10.4

Personal and Confidential
October 11, 1999


Michael Sternad
Avenue of the Arts
Costa Mesa, CA

Dear Michael:

We are pleased to offer you a full-time position with Hyperion Solutions Corporation ("Hyperion") as a Chief Financial Officer. You will report to Stephen Imbler and will work from our Sunnyvale office. Specifics of our offer include:

1. Your employment will commence on or before November 1, 1999. You will be compensated on a semi-monthly basis at an annualized rate of $185,000.00 less tax withholdings and applicable deductions. In addition, you will also be eligible to participate in our Executive Bonus Plan with a bonus of $75,000.00 of the actual base salary earned by you for the fiscal year. We note that bonus payments are discretionary and are a function of Hyperion's profitability, departmental success in meeting specified objectives and your individual performance. Please consult your orientation package or company guidelines for details on the Executive Bonus Plan.

1A.    As part of your employment, you will be granted, subject to approval by the Board of Directors, a Stock Option right to purchase up to 120,000 shares of Hyperion Solutions common stock. The price of these shares will be determined on your start date (grant date). You will receive a plan description/prospectus once your options have been approved. The vesting schedule is 25% vesting after the first year from the grant date and 1/48th per month for the following 36 months, so long as you remain continuously employed by the company. In addition, any stock option grant or bonus payment, if any, is conditioned upon your current employment with Hyperion at the time of the grant approval.

2. Effective with your date of hire, you will have the option to enroll for group medical coverage for yourself and your dependents. Your local Human Resources department will provide a detailed explanation of the various options and their associated costs at new hire orientation. Please note that all Company benefits are subject to change.

3. By signing below, you acknowledge that your employment at Hyperion is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment. Hyperion is an "at will" employer, which means that the employment relationship may be terminated at any time by either Hyperion or by you, with or without notice and with or without cause. Hyperion may change your title, reporting assignment and duties from time to time in its sole discretion.

4. Your employment is to be considered exclusive to Hyperion. While you are employed by Hyperion, you will not perform services for compensation for any third party.

5. If you have not already done so, you will be required to complete an Application for Employment form as a condition of your employment with Hyperion. The Application authorizes us to obtain information on your employment history and other job qualifications. In the event the company determines that information on the Application is incorrect, incomplete, misleading or false, your continued employment with the company may be jeopardized.

PERSONAL AND CONFIDENTIAL
Page 2

6. In consideration of your agreeing to this employment offer with Hyperion and as a condition of your reporting for work, we ask that you sign the enclosed Employee Proprietary Information Agreement.

7. The terms and conditions contained in this offer letter supersede any other representations made to you, whether oral or written, and cannot be changed without the express written approval of the President of the Company.

8. Under the Immigration Reform and Control Act (IRCA), all employers are required to verify the identity of all new employees as well as an employee's right to work in the United States within three business days of the employee's start date. Your offer of employment is contingent on your ability to provide the necessary documentation to us in a timely manner to comply with IRCA.

7. You need to complete the following items immediately: W-4, and benefit election form. This paperwork will ensure you receive your first paycheck promptly. If you need assistance completing this material please contact our Human Resources Department. Within the first days of your employment you will also be asked to provide us with documentation of your eligibility to work in the United States.

If the terms of this offer are acceptable to you, please indicate below by signing and returning one copy to us along with the signed Employee Proprietary Information Agreement and the completed documents described in Paragraph 7. You will find a return self addressed, stamped envelope enclosed for your convenience. If the terms of this offer are acceptable to you, please contact Human Resources at (408) 220-8547 with your verbal acceptance. If we do not hear from you by 5:00PM-PST on October 18th, 1999, we will assume you are not interested in this offer and it will automatically expire.

Mike, we look forward to your becoming a part of Hyperion.

Sincerely,


Hyperion Solutions Corporation
By Renae Bresee
Human Resources

ACCEPTED AND AGREED TO
THIS 11TH DAY OF OCTOBER 1999


/s/ Michael Sternad
---------------------------
Michael Sternad
                                    10/11/99
Please indicate actual start date: ____________________

Social Security Number: ________________________